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                                                                 EXHIBIT 20.3




                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
WFS Financial Inc


We have audited, in accordance with generally accepted auditing standards, the consolidated statement of financial condition of WFS Financial Inc and Subsidiaries (WFS) as of December 31, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, and have issued our report thereon dated February 9, 1998.

In connection with our audit nothing came to our attention that caused us to believe that WFS failed to in all material aspects comply with the terms, covenants, provisions or conditions of either the Sale and Servicing Agreements for the WFS Financial Auto Loans, Inc. dated March 1, 1996, June 1, 1996, September 1, 1996, December 1, 1996, March 1, 1997, June 1, 1997, September 1, 1997, or December 1, 1997 between Bankers Trust Company, Chase Manhattan Bank, and WFS insofar as they relate to accounting and auditing matters. However, it should be noted that our audit was not directed primarily toward obtaining a knowledge of noncompliance.

This report is intended for the use and information of the Board of Directors, management, Bankers Trust Company, and Chase Manhattan Bank and should not be used for any other purposes.


                                              /s/ ERNST & YOUNG LLP


February 9, 1998